Exhibit 99.1

McMoRan Exploration Co. Announces

Expanded $500 Million Exploration Joint Venture with Palace Exploration Company

NEW ORLEANS, LA, October 18, 2004 – McMoRan Exploration Co. (NYSE: MMR) and Palace Exploration Company announced today an expanded exploration venture with an initial commitment of $500 million for future expenditures to aggressively acquire and exploit high potential prospects, primarily in the Deep Miocene of the Gulf of Mexico and Gulf Coast area. The venture is also considering opportunities to participate in exploration activities in other areas of the Caribbean Basin.

 The venture will be called “McMoRan-Palace Joint Venture” and McMoRan and Palace will share revenues and costs equally.  The funds will be spent as needed over a multi-year period on McMoRan’s existing inventory of high potential “Deep Shelf” prospects and on new prospects as they are identified or acquired.  McMoRan and Palace have been jointly conducting exploration activities in the Gulf of Mexico since December 2003.  The venture has drilled one noncommercial well and is currently participating in the drilling of six other wells in the Gulf of Mexico, including Dawson Deep at Garden Banks 625, Minuteman at Eugene Island Blocks 212/213 and Deep Tern at Eugene Island 193 which appear successful, with the three remaining wells drilling toward objective horizons.  The venture plans a continuous acquisition and drilling effort and plans to commence drilling at least 10-12 additional wells during the next six months, and hopes to accelerate these efforts as new opportunities arise.

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan said:  “We are very pleased to have expanded our venture with Palace into a true partnership.  We are encouraged by the potential for large accumulations of hydrocarbons in the Deep Miocene in the Gulf of Mexico shelf area based upon our success in the JB Mountain and Mound Point areas and our drilling results in 2004.  This expanded venture together with our experience in pursuing the Deep Miocene trend and Palace’s long history of drilling successes position us to aggressively pursue these and other high potential opportunities.”

Richard D. Siegal, Chairman of Palace Exploration said:  “Palace is delighted to be a partner with McMoRan, a company that we consider to be the single preeminent ‘Deep Shelf’ oil and gas explorationist.  The Joint Venture and its decisions will be driven by pure economics and monies will be spent as needed, so as to most effectively maximize the economics of each prospect, without regard to fiscal year or other non economic considerations.  Currently, and it appears in the future, there is and will continue to be an unquenched thirst for increased oil and gas production in the United States.  It is a goal of this joint venture to become a major supplier of these products to the United States.”

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the Main Pass Energy HubTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.  Additional information about McMoRan and the Main Pass Energy HubTM project is available on its internet website “www.mcmoran.com” and “www.mpeh.com”.

Palace Exploration Company is a privately held company engaged in the exploration and production of oil and gas in the continental United States, the Gulf of Mexico, Western Canada and the North Sea.  It has been owned and operated by the chairman and his family since its acquisition in 1983, and owns interests in more than 1,400 producing oil or gas wells.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding oil and gas exploration, and development and production activities.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and financing, regulatory, and feasibility requirements for the potential Main Pass Energy HubTM project. Such factors and others are more fully described in more detail in McMoRan's 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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